Exhibit 15

February 5, 2004

Microsoft Corporation

One Microsoft Way

Redmond, Washington

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Microsoft Corporation and subsidiaries for the three-month and six-month periods ended December 31, 2003 and 2002, as indicated in our report dated January 30, 2004; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended December 31, 2003, is incorporated by reference in Registration Statement Nos. 33-51583 and 333-06298 (Microsoft Corporation 1991 Stock Option Plan), 333-16665 (Microsoft Corporation 1997 Employee Stock Purchase Plan), 333-75243 (Microsoft Corporation Savings Plus 401(k) Plan), 333-91755 (Microsoft Corporation 1999 Stock Plan for Non-Employee Directors), 333-52852 (Microsoft Corporation 2001 Stock Plan), 333-102240 (Microsoft Corporation 2003 Employee Stock Purchase Plan) and 333-109185 (Microsoft Puerto Rico, Inc. 1165(e) Savings Plan and Microsoft Caribbean 1165(e) Retirement Plan) of Microsoft Corporation on Forms S-8 and Registration Statement Nos. 333-43449 and 333-110107 of Microsoft Corporation on Forms S-3.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/    DELOITTE & TOUCHE LLP

Seattle, Washington